Exhibit 10.30

2006 RESTRICTED STOCK AGREEMENT

(Under the Lydall 2003 Stock Incentive Compensation Plan)

THIS AGREEMENT, made and entered into as of the 7th day of December, 2006, by and between Lydall, Inc., a Delaware corporation, with its principal office in Manchester, Connecticut (the "Corporation"), and Participant;

WITNESSETH:

WHEREAS, it has been determined that the Participant is an Eligible Person under the Corporation's 2003 Stock Incentive Compensation Plan (the "Plan"); and

WHEREAS, effective December 7, 2006, the Corporation desires to grant a Restricted Stock Award to the Participant pursuant to the Plan and subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Restricted Stock Award.

(a) Subject to the terms and conditions of this Agreement, the number of shares of the Common Stock of the Corporation (the "Restricted Shares") listed in the Award Letter from the President and Chief Executive Officer to the Participant shall be transferred to the Participant’s custodial account as additional compensation for services rendered to the Corporation or one of its Subsidiaries. The Restricted Shares are subject to forfeiture during a specified time period, as more particularly described in Sections 2 and 4 of this Agreement.

(b) In order for the transfer of Restricted Shares to occur, the Participant must go to www.bnymystock.com/lydall and click the “Accept Grant” button (in accordance with Section 4(e) hereof). Promptly thereafter, the Restricted Shares shall be issued to and held in book entry form for the Participant by the Bank of New York (the "Custodian") until the end of the applicable Restriction Period described in Section 2. The shares issued under this Section 2, the ownership of the Restricted Shares (and any Retained Distributions), and the enjoyment of all rights of a shareholder appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and in this Agreement.

(c) Effective upon the later of the date of signifying acceptance by clicking the “Accept Grant” button or of delivery to the Custodian via a certificate or book entry form the Restricted Shares registered in the Participant's name, the Participant will be a holder of record of the Restricted Shares and will have, subject to the terms and conditions of this Agreement, all rights of a shareholder with respect to such shares including the right to vote such shares at any meeting of shareholders of the Corporation at which such shares are entitled to vote and the right to receive all distributions (including regular cash dividends and other cash equivalent distributions) of any kind made or declared with respect to such shares. As provided under the Plan, the Corporation will retain custody of all such distributions as “Retained Distributions” until the Restriction Period shall have expired under Section 2 hereof. If any such Retained Distributions are paid in the form of Common Stock, any such shares will be delivered to and held by the Custodian and will also be considered "Restricted Shares".

2. Lapse of Restrictions.

(a) All restrictions set forth in section 4 below will lapse in their entirety with respect to twenty-five percent (25%) of the Restricted Shares on each of the following dates:

December 7, 2007, December 7, 2008, December 7, 2009 and December 7, 2010

The period during which the Restricted Shares are subject to the restrictions set forth in Section 4 is sometimes hereinafter referred to as the “Restriction Period.”

(b) As soon as reasonably practicable after the end of the Restriction Period, the Custodian will deliver to the Participant either the certificate, or electronically via book entry transferred to a personal account, Restricted Shares free of further restrictions; provided, however, that the Custodian shall not issue such shares to the Participant until the Participant has either (i) paid, or (ii) made provisions satisfactory to the Committee for the payment of, all applicable tax withholding obligations.

(c) The Bank of New York (“BNY”) is the administrator and executing broker of Lydall, Inc.’s Stock Incentive Compensation Plans. BNY must be used by the participant to receive the shares after all restrictions have lapsed. BNY will collect funds for the payment of all applicable costs and taxes related to a transfer. To effect a transfer or to ask questions, contact the BNY Customer Service Center toll-free at 1-888-805-6278. As a participant, you have unlimited internet access to your account at https:www.bnymystock.com/Lydall.

(d) If the Participant's employment with the Corporation or a Subsidiary terminates during the Restriction Period because of Death or Disability, effective on the date of that event all restrictions set forth in Section 4 will lapse in their entirety with respect to all of the then Restricted Shares and a certificate for the Restricted Shares will be delivered in accordance with section 2(b).

3. Taxation

(a) The Participant recognizes and agrees that there may be certain tax issues that impact Participant arising from this Restricted Stock Award and Participant is solely responsible for payment of said taxes. The Corporation expressly provides no tax advice to the Participant and recommends Participant seek personal tax advice.

(b) In general, the Participant will have taxable income in each year during which a portion of the award becomes unrestricted. The amount of the taxable income for each year will equal the numbers of shares for which a restriction lapses multiplied by the closing price of Lydall’s Common Stock on the applicable dates set forth in Section 2 (a). This amount will be included in Participants taxable income shown on Form W-2 for that year and the applicable taxes associated with this restriction lapsing must be paid to the Company prior to the transfer of the shares to the Participant and generally no later than the payroll immediately subsequent to the lapsing of the restriction.

(c) Section 83(b) of the Internal Revenue Code permits Participants to recognize income in the year in which the Restricted Shares are granted, rather than in the subsequent years in which they vest. This election generally must be filed with the Internal Revenue Service within 30 days of the date of this agreement. You should discuss this option with your tax advisor.

(d) Upon lapse of the restriction for each portion of the award, the shares for which the restriction has lapsed will become yours and will be taxable income to you as outlined above. As a result, you must pay withholding taxes to the Corporation at the time each restriction lapses. There are options available to you regarding payment of the taxes to the Corporation. Unless the Participant notifies the Corporation in writing to the contrary, the default option for payment of taxes will be

(e) outlined below, except for Section 16 Officers. The options available are as outlined in (e) through (h) below.

(e) Participant’s tax liability can be satisfied through the delivery to the Corporation by The Bank of New York of shares of Lydall stock in an amount equal to the tax liability outlined in (b). The number of shares to be delivered to the Corporation will be rounded up to the nearest whole share and in no case shall partial shares be transferred. The shares delivered to the Corporation for satisfaction of Participant tax liability will result in a reduction in the number of shares provided to the Participant as a result of the lapsing of restrictions subsequent to the payment of applicable taxes. (This option may not be available to Section 16 Officers or to those with inside information at the time of sale).

(f) Participant tax liability can be satisfied by Participant remitting payment to the Corporation via an authorized ACH debit to Participant’s bank account on the date of the lapsing of restriction. This option must be chosen through the Bank of New York website by December 1 of each year that a restriction lapsing occurs as outlined in Section 2 (a). If this option is chosen, but sufficient funds are not available on the date due, the Corporation will withhold taxes due from the Participant’s next paycheck and any tax liability not covered by the paycheck will result in restricted shares sufficient to cover the shortfall in liability being forfeited by the Participant to the Corporation.

(g) Participant tax liability can be satisfied by Participant electing to withhold taxes due from the Participant’s first paycheck subsequent to a restriction lapsing. This option must be communicated in writing to the Corporation by December 1 of each year that a restriction lapsing occurs as outlined in Section 2 (a). If this option is chosen, but sufficient funds are not available from the Participant’s paycheck, any tax liability not covered by the paycheck will result in restricted shares sufficient to cover the shortfall in liability being forfeited by the Participant to the Corporation.

(h) Participants of a natural citizenship other than the United States of America will be subject to and have their tax liability calculated in accordance with the applicable statutory laws of their country which may result in treatment other than what is outlined in (b) through (g) above.

(i) In each event, the Custodian will take action promptly after each date as outlined in Section 2 (a). Section 16 Officers and those with inside information are subject to restrictions which may preclude them from satisfying their tax liability under (e) above. The determination of the applicability of these restrictions and alternative mechanisms for the satisfaction of tax liability of officers of the Corporation, as well as the impact of any future interpretations of Section 16 Officer restrictions and tax payment mechanisms will be the sole responsibility of the General Counsel of the Corporation.

4. Restrictions.

(a) Except as provided in Section 2(d) and 4(b), if the Participant's employment with the Corporation or a Subsidiary terminates during the Restriction Period for any other reason, then effective upon the date of termination all then Restricted Shares shall automatically be forfeited to the Corporation. Employment will not be deemed to have terminated for this purpose by reason of a leave of absence approved by the Committee.

(b) If the Participant retires from active service with the Corporation or a Subsidiary under the terms of the Lydall, Inc. Defined Benefit Pension Plan during the Restriction Period, effective upon retirement the then Restricted Shares will automatically be forfeited to the Corporation; except that, the Committee may, in its sole discretion, allow all restrictions set forth in this Section 4 to lapse in their entirety with respect to the then Restricted Shares. If the restrictions are allowed to lapse, the Restricted Shares will be delivered to the Participant in accordance with section 2(b).

(c) None of the Restricted Shares, nor the Participant's interest in any of the Restricted Shares, may be encumbered, sold, assigned, transferred, pledged or otherwise disposed of at any time during the Restriction Period. In the event of any such action, all then Restricted Shares (and all Retained Distributions with respect thereto) shall automatically be forfeited to the Corporation effective upon the date of such event.

(d) If the Participant at any time forfeits Restricted Shares pursuant to this Agreement, the Restricted Shares will be delivered by the Custodian to the Corporation. All of the Participant's rights to and interest in the Restricted Shares shall terminate upon forfeiture without payment of consideration.

(e) If Restricted Shares are forfeited under this Agreement, the Corporation shall direct the Transfer Agent and Registrar of the Corporation's Common Stock to make appropriate entries upon their records showing the cancellation of said Restricted Shares and to return the shares represented thereby to the Corporation. Your acceptance of this Award conveys to the Custodian the authority to take any action necessary to effect the transfer of shares to the Corporation and the Participant.

(f) The Committee shall make all determinations in connection with this Agreement, including determinations as to whether an event has occurred resulting in the forfeiture of or lapse of restrictions on Restricted Shares and all such determinations of the Committee shall be final and conclusive.

5. Appointment Of Agent. By acceptance of this Agreement, the Participant irrevocably nominates, constitutes and appoints the Custodian as his or her agent and attorney-in-fact for purposes of surrendering or transferring the Restricted Shares to the Corporation upon any forfeiture required or authorized by this Agreement. This power is intended as a power coupled with an interest and shall survive the Participant's death. In addition, it is intended as a durable power and shall survive the Participant's Disability.

6. No Employment Rights. No provision of this Agreement shall:

(a) confer or be deemed to confer upon the Participant any right to continue in the employ of the Corporation or any Subsidiary or shall in any way affect the right of the Corporation or any Subsidiary to dismiss or otherwise terminate the Participant's employment at any time for any reason with or without cause, or

(b) be construed to impose upon the Corporation or any Subsidiary any liability for any forfeiture of Restricted Shares which may result under this Agreement if the Participant's employment is so terminated, or

(c) affect the Corporation's right to terminate or modify any contractual relationship with a Participant who is not an employee of the Corporation or a Subsidiary.

7. No Liability For Business Acts Or Omissions. The Participant recognizes and agrees that the Board of Directors or the officers, agents or employees of the Corporation, including the Custodian, in their conduct of the business and affairs of the Corporation, may cause the Corporation to act, or to omit to act, in a manner that may, directly or indirectly, prevent the Restricted Shares from vesting under this Agreement. No provision of this Agreement shall be interpreted or construed to impose any liability upon the Corporation, the Board of Directors or any officer, agent or employee of the Corporation, including the Custodian, for any forfeiture of Restricted Shares that may result, directly or indirectly, from any such action or omission.

8. Changes in Capitalization.

(a) This Agreement and the issuance of the Restricted Shares shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

(b) In the event of recapitalization, stock split, stock dividend, divisive reorganization or other change in capitalization affecting the Corporation's shares of Common Stock, an appropriate adjustment will be made in respect of the Restricted Shares. Any new or additional or different shares or securities issued as the result of such an adjustment will be delivered to and held by the Custodian and will be deemed included within the term "Restricted Shares".

9. Capitalized Terms. All capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

10. Interpretation. This Agreement shall at all times be interpreted, administered and applied in a manner consistent with the provisions of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control and the Plan is incorporated herein by reference.

11. Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Committee and shall be agreed to in writing by the Participant.

12. Complete Agreement. This Agreement contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto.

13. Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Participant, his or her heirs, devisees and legal representatives.

14. Legal Representative. In the event of the Participant's death or a judicial determination of his or her incompetence, reference in this Agreement to the Participant shall be deemed to refer to his or her legal representative, heirs or devisees, as the case may be.

15. Business Day. If any event provided for in this Agreement is scheduled to take place on a day on which the Corporation's corporate offices are not open for business, such event shall take place on the next succeeding day on which the Corporation's corporate offices are open for business.

16. Titles. The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

17. Notices.

(a) Any notice to the Corporation pursuant to any provision of this Agreement will be deemed to have been delivered when delivered in person to the Custodian or when deposited in the United States mail, addressed to the Custodian at the Corporation's corporate offices, or such other address as the Corporation may from time to time designate in writing.

(b) Any notice to the Participant pursuant to any provision of this Agreement will be deemed to have been delivered when delivered to the Participant in person or when deposited in the United States mail, addressed to the Participant at his or her address on the shareholder records of the Corporation or such other address as he or she may from time to time designate in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Lydall, Inc.

By:
David Freeman
President and Chief Executive Officer